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                          AGREEMENT AND PLAN OF MERGER

                                  By and Among

                      STATE FINANCIAL SERVICES CORPORATION

                                   RBI, INC.

                                      and

                             RICHMOND BANCORP, INC.

                                November 4, 1997



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                               TABLE OF CONTENTS

                                                              Page

                                   ARTICLE I

                                   THE MERGER



               1.01  The Merger                                 1
               1.02  Effective Time                             1
               1.03  Effect of the Merger                       2
               1.04  Articles of Incorporation; By-Laws         2
               1.05  Directors and Officers                     2
               1.06  Taking Necessary Action; Further Action    2
               1.07  The Closing                                3



                                   ARTICLE II

                            CONVERSION OF SECURITIES


                 2.01  Conversion of Securities              3
                 2.02  Dissenting Shares                     6
                 2.03  Stock Options and Other Rights        6
                 2.04  Surrender of Certificates; Payment    6
                 2.05  Escheat                               7



                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY


            3.01  Organization and Qualification; Subsidiaries    9
            3.02  Articles of Incorporation; By-Laws             10
            3.03  Capitalization                                 11
            3.04  Authority; Vote Required                       11
            3.05  No Conflict; Required Filings and Consents     12
            3.06  Permits; Compliance                            12
            3.07  Reports; Financial Statements                  12
            3.08  Absence of Certain Changes or Events           15
            3.09  Absence of Litigation                          15
            3.10  Contracts; No Default                          16



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            3.11  Employee Benefit Plans; Labor Matters          17
            3.12  Taxes                                          18
            3.13  Intellectual Property Rights                   19
            3.14  Certain Business Practices and Regulations     19
            3.15  Insurance                                      19
            3.16  Brokers                                        20
            3.17  Title to Properties                            20
            3.18  Environmental Laws                             21
            3.19  Loans in Default                               22
            3.20  Bank Filings and Reports                       22
            3.21  Governmental Approvals                         23
            3.22  Litigation and Regulatory Matters              23
            3.23  Disclosures                                    24



                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF ACQUIROR
                                AND ACQUIROR SUB


           4.01  Organization and Qualification; Subsidiaries     24
           4.02  Authority                                        25
           4.03  Capitalization                                   25
           4.04  No Conflict; Required Filings and Consents       25
           4.05  Ownership of Acquiror Sub; No Prior Activities   26
           4.06  Financing                                        26
           4.07  Governmental Approvals                           27
           4.08  Requisite Capital                                27
           4.09  Absence of Claims                                27
           4.10  Litigation and Regulatory Matters                27
           4.11  Brokers                                          27
           4.12  Disclosures                                      28



                                   ARTICLE V

                                   COVENANTS


                5.01  Affirmative Covenants of the Company   28
                5.02  Negative Covenants of the Company      29
                5.03  Affirmative Covenants of Acquiror      31
                5.04  Confidentiality Agreement              31
                5.05  Acquisition Proposals                  31


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                                   ARTICLE VI

                             ADDITIONAL AGREEMENTS


                6.01  Meeting of Shareholders                 32
                6.02  Appropriate Action; Consents; Filings   32
                6.03  Update Disclosure; Breaches             34
                6.04  Public Announcements                    34
                6.05  Obligations of Acquiror Sub             34



                                  ARTICLE VII

                               CLOSING CONDITIONS


         7.01  Conditions to Obligations of Each Party
               Under This Agreement                                  35
         7.02  Additional Conditions to Obligations
               of Acquiror and Acquiror Sub                          36
         7.03  Additional Conditions to Obligations of the Company   40



                                  ARTICLE VIII

                       TERMINATION, AMENDMENT AND WAIVER


                        8.01  Termination             42
                        8.02  Effect of Termination   44
                        8.03  Expenses                44



                                   ARTICLE IX

                               GENERAL PROVISIONS


             9.01  Survival of Representations and Warranties   45
             9.02  Notices                                      45
             9.03  Amendment                                    47
             9.04  Waiver                                       47
             9.05  Headings                                     47
             9.06  Severability                                 47



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             9.07  Entire Agreement                             47
             9.08  Assignment                                   48
             9.09  Parties in Interest                          48
             9.10  Governing Law                                48
             9.11  Counterparts                                 48


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     THIS AGREEMENT AND PLAN OF MERGER dated as of November 4, 1997 (the
"Agreement"), is made and entered into among State Financial Services Corporation, a Wisconsin corporation ("Acquiror"), RBI, Inc., an Illinois corporation and a wholly-owned subsidiary of Acquiror ("Acquiror Sub"), and Richmond Bancorp, Inc., an Illinois corporation (the "Company").

                                    RECITAL

     The respective Boards of Directors of Acquiror, Acquiror Sub and the Company have determined that it is advisable and in the best interests of the respective corporations and their shareholders that the Company be merged with and into Acquiror Sub in accordance with the Illinois Business Corporation Law of 1983, as amended (the "Illinois Law"), and the terms of this Agreement, pursuant to which the Company will be the surviving corporation and will become a wholly-owned subsidiary of Acquiror (the "Merger").

                                   AGREEMENTS

     In consideration of the representations, warranties, covenants and agreements set forth in this Agreement, the parties agree:

                                   ARTICLE I

                                   THE MERGER

     1.01 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Illinois Law, at the Effective Time, Acquiror Sub shall be merged with and into the Company. The transaction is intended to qualify as a reverse subsidiary merger (as described in section 368(a)(2)(E) or the Internal Revenue of Code of 1986, as amended (the "Code")) under Illinois law. As a result of the Merger, the separate corporate existence of Acquiror Sub shall cease and the Company shall continue as the surviving corporation of the Merger (following the effectiveness of the Merger, the Company may be referred to as the "Surviving Corporation") and as a wholly-owned subsidiary of Acquiror. Acquiror Sub and the Company are sometimes collectively referred to in this Agreement as the "Constituent Corporations."

     1.02 Effective Time. As promptly as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in Article VII, the parties shall cause the Merger to be consummated by filing articles of merger (the "Articles of Merger") with the Secretary of State of the State of Illinois in such form as required by, and executed in accordance with, the relevant provisions of the Illinois Law and shall take all such further actions as may be required by law to


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make the Merger effective upon filing of the Articles of Merger with the
Secretary of State of the State of Illinois (the date and time of such filing being the "Effective Time" unless otherwise expressly provided in the Articles of Merger, in which case, such time and date as expressly provided shall be the "Effective Time").

     1.03 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the Illinois Law. Without limiting the generality of, and subject to the provisions of, the Illinois Law, at the Effective Time, except as otherwise provided in this Agreement, all the property, interests, assets, rights, privileges, immunities, powers and franchises of Acquiror Sub and the Company shall vest in the Surviving Corporation, and all debts, liabilities, duties and obligations of Acquiror Sub and the Company shall become the debts, liabilities, duties and obligations of the Surviving Corporation.

     1.04 Articles of Incorporation; By-Laws and Name. At the Effective Time, the Articles of Incorporation, as restated as set forth in Exhibit 1.04 (which amendments shall become effective only at the Effective Time), and the By-Laws also set forth in Exhibit 1.04 shall be the Articles of Incorporation and the By-Laws of the Surviving Corporation. The name of the Surviving Corporation shall be Richmond Bancorp, Inc.

     1.05 Directors and Officers. The directors of Acquiror Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and By-Laws of the Surviving Corporation, and the officers of Acquiror Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

     1.06 Taking Necessary Action; Further Action. Acquiror, Acquiror Sub and the Company, respectively, shall each use its reasonable efforts to take all such action as may be necessary or appropriate to effectuate the Merger under the Illinois Law at the time specified in section 1.02. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all properties, interests, assets, rights, privileges, immunities, powers and franchises of either of the Constituent Corporations, the officers of the Surviving Corporation are fully authorized in the name of each Constituent Corporation or otherwise to take, and shall take, all such lawful and necessary action.


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     1.07 The Closing.  The closing of the transactions contemplated by this
Agreement (the "Closing") will take place at the offices of Reinhart, Boerner, Van Deuren, Norris & Rieselbach, s.c., 1000 North Water Street, Milwaukee, Wisconsin 53202, or at such other place as the parties hereto shall mutually agree, and will be effective at the Effective Time.

                                   ARTICLE II

                            CONVERSION OF SECURITIES

     2.01 Conversion of Securities. At the Effective Time by virtue of the Merger and without any further action on the part of Acquiror, Acquiror Sub, the Company, the Surviving Corporation or the holders of any of the following securities:

     (a) (i) each share of the common stock, no par value, of the Company ("Company Common Stock") which is held by the Company (other than shares held as a trustee, fiduciary, nominee or in a similar capacity) shall be canceled and retired and shall cease to exist from and after the Effective Time, and no cash or other consideration shall be delivered in exchange therefor and (ii) each share of Company Common Stock which is issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock owned directly or indirectly by Acquiror or Acquiror Sub and any Dissenting Shares (as defined in section 2.02)) shall cease to be issued and outstanding shares of the Company and shall be converted into, and shall thereafter represent a right to receive an amount in cash (the "Cash Price Per Share") equal to the quotient of: [a] the Merger Consideration (as defined below) divided [b] by the number of issued and outstanding shares of Company Common Stock immediately prior to the Effective Time.

     The term "Merger Consideration" shall mean an amount equal to (x) $10,503,000 plus (y) the sum of (I) an amount equal to the Earnings Adjustment (as defined below) and (II) an amount equal to the Adjusted Deferred Tax Asset (as defined below) minus (z) the sum of (I) an amount equal to the Net Worth Adjustment (as defined below), (II) an amount equal to the Voluntary Termination Adjustment, (III) an amount (on an assumed tax-affected basis assuming a tax rate of 37%) equal to the D&O Insurance Adjustment (as defined below) and (IV) an amount (on an assumed tax-affected basis assuming a tax rate of 37%) equal to the Amortization Adjustment (as defined below). An amount equal to the Voluntary Termination Escrow Amount shall be deposited at the time of Closing with an escrow agent chosen by the Company and Acquiror and shall be held pursuant to the terms of an escrow agreement (the "Escrow

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Agreement") mutually agreeable to the Company and the Acquiror.  The escrow agreement shall provide, among other things, that an amount equal to the Voluntary Termination Adjustment shall be paid to Acquiror. The term "Voluntary Termination Adjustment" shall mean an amount equal to any amounts which are paid (on an after-tax basis) pursuant to sections 1(B) of the Restated Change of Control Agreement between the Company and Susan J. Dubs, the Restated Change of Control Agreement between the Company and Steven L. Finzel and the Change of Control Agreement between the Company and David Spinner, in each case in the form set forth in schedule 2.01 and without giving effect to any revision, amendment or modification made after the Closing (the "Control Agreements"). All funds remaining in the escrow account after payment in full of the Voluntary Termination Adjustment to Acquiror shall be paid to the shareholders of the Company in the manner required by this Article II not later than 210 days after the Closing.

     The term "Amortization Adjustment" shall mean an amount equal to $71,000.

     The term "Earnings Adjustment" shall mean 50% of the increase in the Company's net consolidated retained earnings determined in accordance with GAAP (where applicable) for the period beginning August 31, 1997 and ending as of the date of Closing and shall be calculated without giving effect to (i) the tax effected impact of any transaction expenses incurred in connection with the transactions contemplated by this Agreement, up to a maximum of $250,000 (not including the cost of (iii) below and on a pretax affected basis), (ii) any closing adjustments, including, but not limited to, any additional loan loss provisions made to Bank's allowance for loan losses, to the extent such adjustments are requested by Acquiror, (iii) the D&O Insurance Adjustment, (iv) the Adjusted Deferred Tax Asset and (v) the Amortization Adjustment ((i), (ii),
(iii) and (v) may be referred to collectively as the "Excluded Adjustments").

     The term "Deferred Tax Asset" shall mean the amount, if any, of the deferred tax asset recognized in accordance with GAAP upon conversion of the Company and Bank to corporations taxed under Subchapter C of the Code.

     The term "Voluntary Termination Escrow Amount" shall mean the maximum amount (on an assumed tax-effected basis assuming a rate of 30%) which may be payable pursuant to sections 1B of the Control Agreements as of the time of Closing.


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     "D&O Insurance Adjustment" shall mean the cost of the director's and officer's insurance that may be purchased by the Company and the Bank for the benefit of their respective directors and officers.

     The term "Adjusted Deferred Tax Asset" shall mean an amount equal to the Deferred Tax Asset reduced by the amount of the Deferred Tax Asset attributable to the adjustment required pursuant to the Statement of Financial Accounting Standards 115.

     The term "Net Worth Adjustment" shall mean the amount by which the consolidated equity (the common stock, additional paid in capital, surplus, retained earnings and unrealized gains and losses on any investment securities held by the Bank) of the Company as of the date of the Closing is less than an amount equal to (i) $4,144,000 plus (ii) the amount of the Adjusted Deferred Tax Asset, minus (iii) the amount of the Excluded Adjustments.

     The Merger Consideration shall not earn interest and shall be paid in the manner provided in this Article II. The amount of the Merger Consideration and the Cash Price Per Share shall be calculated initially by the Company's independent certified public accountant based upon the Company's most recent consolidated financial statements and books and records and shall be calculated using information prepared in accordance with GAAP where applicable, and such calculation shall be furnished to Acquiror as soon as practicable before the date of the Closing and in no event less than five days prior to the date of the Closing. The calculation of the Merger Consideration shall be in the form of the calculation attached as Exhibit 2.01 and the Merger Consideration and Cash Price Per Share shall be subject to the verification and approval by Acquiror's independent certified public accountant prior to the date of the Closing. If the accountants of Acquiror and the Company are unable to agree on such calculations, they shall negotiate in good faith to resolve the dispute. If by the third day prior to Closing, the accountants of the Company and Acquiror cannot resolve the dispute, the accountants shall designate a third independent public accounting firm acceptable to the accountants of the Company and Acquiror to resolve the dispute and the determination of such firm shall be conclusive and binding upon the Company and Acquiror. The agreed upon calculation shall be carried forward as necessary from the date of calculation to the date of the Closing in order to establish the amount of the Merger Consideration and the Cash Price Per Share as of the date of the Closing.

     (b) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time and owned by Acquiror or


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Acquiror Sub or any direct or indirect subsidiary of Aquiror or Acquiror Sub shall be canceled and extinguished and no payment shall be made with respect thereto.

     (c) Each share of common stock, $.01 par value, of Acquiror Sub issued and outstanding immediately prior to the Effective Time, without further action, shall cease to be a share of Acquiror Sub and shall be converted into and shall thereafter represent one fully paid and nonassessable share of common stock, $.01 par value, of the Surviving Corporation ("Surviving Corporation Common Stock").

     (d) The Merger Consideration shall be paid by wire transfer, certified check, or other form of immediately available funds, at the discretion of the Company or the holders or the Company Common Stock, at Closing.

     2.02 Dissenting Shares. To the extent appraisal rights are available to Company shareholders pursuant to the Illinois Law, any shares held by a person who objects to the Merger, whose shares either were not entitled to vote or were not voted in favor of the Merger and who complies with all of the provisions of the Illinois Law concerning the rights of such person to dissent from the Merger and to require appraisal of such person's shares and who has not withdrawn such objection or waived such rights prior to the Closing ("Dissenting Shares") shall not be converted pursuant to section 2.01 but shall become the right to receive such consideration as may be determined to be due to the holder of such Dissenting Shares pursuant to the Illinois Law; provided, however, that each Dissenting Share held by a person at the Effective Time who shall, after the Effective Time, withdraw the demand for appraisal or lose the right of appraisal, in either case pursuant to the Illinois Law, shall be deemed to be converted, as of the Effective Time, into the Cash Price Per Share Amount, without any interest thereon.

     2.03 Stock Options and Other Rights. At the Effective Time, each outstanding option, warrant, convertible security or other right to purchase shares of Company Common Stock or other equity securities of the Company, if any, (a "Company Stock Option") shall be canceled and extinguished without payment of any consideration.

     2.04 Surrender of Certificates; Payment.

     (a) As soon as practicable after the date on which the shareholders of the Company approve this Agreement and the Merger, the Company shall take all actions as shall be necessary to obtain the certificate or certificates representing outstanding shares of Company Common Stock (the


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"Certificates") from the shareholders of the Company.  The parties hereto agree to appoint State Financial Bank as paying agent (the "Paying Agent"). The Paying Agent shall agree to receive the Certificates and to pay appropriate amounts to the shareholders of the Company pursuant to a Paying Agent Agreement acceptable to each of the parties (the "Paying Agent Agreement").

     (b) Immediately prior to the Effective Time (and in all events prior to the filing of the Articles of Merger with the Secretary of State of the State of Illinois), Acquiror shall deposit, or cause to be deposited, with the Paying Agent, in trust for the shareholders of the Company, immediately available funds in an amount sufficient to pay the Cash Price Per Share in respect of all shares of Company Common Stock which may be converted pursuant to this Article II (subject to deposit of the Voluntary Termination Escrow Amount with the escrow agent as described in Section 2.01). All deposits with Paying Agent pursuant to this Section 2.04 are referred to as the "Cash Price Per Share Fund." The Cash Price Per Share Fund shall not be used for any purpose except as expressly provided in this Agreement or the Paying Agent Agreement.

     (c) As promptly as practicable after the Effective Time, Acquiror shall cause the Paying Agent to deliver to each holder of Company Common Stock who has surrendered to the Paying Agent such holder's Certificate or Certificates cash in an amount equal to the product of the Cash Price Per Share and the number of shares of Company Common Stock represented by the Certificate of Certificates so surrendered (subject to amounts held in escrow pursuant to the Escrow Agreement as described in Section 2.01).

     (d) If any cash is to be paid to a person other than the person whose name appears on any Certificate surrendered, it shall be a condition of the payment thereof that the Certificate so surrendered shall be properly endorsed, accompanied by all documents required to evidence and effect such transfer and otherwise in proper form for transfer and that the person requesting such payment shall pay to the Company any transfer or other taxes required by reason of such payment to a person other than the registered holder of the Certificate surrendered, or otherwise required, or shall establish to the satisfaction of the Company that such tax has been paid or is not payable.

     2.05 Escheat. Any portion of the Cash Price Per Share Fund deposited with the Paying Agent which remains unclaimed by the shareholders of the Company as of the first anniversary of the Effective Time shall be delivered to the Surviving Corporation, upon demand of the Surviving Corporation, and such stockholders shall thereafter look only to the Surviving Corporation for payment of the Cash Price Per Share with respect to their shares of Company Common Stock.

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Notwithstanding anything in this Article II or elsewhere in this Agreement to the contrary, neither the Paying Agent nor any party hereto shall be liable to a former holder of Company Common Stock for any cash properly delivered to a public official pursuant to applicable escheat or abandoned property laws.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The term "Company Material Adverse Effect" as used in this Agreement shall mean any change or effect that, is materially adverse to the condition (financial or otherwise), results of operations, business, properties, assets or liabilities of the Company and its Subsidiaries (as defined below), taken as a whole.

     The term "Affiliate" as used in this Agreement shall mean, with respect to any Person, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the first mentioned Person. The term "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person whether through the ownership of stock or as trustee or executor, by contract or otherwise. The term Affiliate shall not include any Person that is controlled by the Company or any Subsidiary in connection with, or resulting from the resolution or repayment of debt previously contracted.

     The term "Person" as used in this Agreement shall mean an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as defined in section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act")).

     The term "Subsidiary" (or its plural) as used in this Agreement shall mean: (i) with respect to the Company, Acquiror, the Surviving Corporation or any other person, any corporation, partnership, joint venture or other legal entity of which the Company, Acquiror, the Surviving Corporation or such other Person, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, greater than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity; and (ii) with respect to the Company, Richmond Financial Services, Inc. ("RFS"). The term Subsidiary shall not include any Person that is controlled by the Company or


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any Subsidiary in connection with, or resulting from the resolution or repayment of debt previously contracted.

     With respect to any representation, warranty or statement of the Company in this Agreement that is qualified by or "to the Company's knowledge," such knowledge shall be deemed to exist if, at the time as of which such representation, warranty or statement was made, any of the individuals listed on Schedule 3.00(b) had actual knowledge of the matter to which such qualification applies or should have known of the matter to which such qualification applies after reasonable investigation.

     Except as set forth in, and subject to, the disclosure schedules delivered by the Company to Acquiror and Acquiror Sub in accordance with the terms of this Agreement, the Company makes the following representations and warranties to Acquiror and Acquiror Sub. Each of such representations and warranties shall be deemed to be independently material and relied upon by Acquiror and Acquiror Sub, regardless of any investigation made by, or information known to, Acquiror and Acquiror Sub.

     3.01 Organization and Qualification; Subsidiaries.

     (a) Except as set forth on Schedule 3.01(a), the Company is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification necessary.

     (b) A true and complete list of all the Company's directly or indirectly owned Subsidiaries together with the jurisdiction of incorporation or organization of each Subsidiary and the percentage of each Subsidiary's outstanding capital stock or other equity interest owned by the Company or another Subsidiary of the Company, is set forth on Schedule 3.01(b). The Company is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended, (the "BHC Act"). All of the shares of the outstanding capital stock of Richmond Bank (the "Bank") are owned directly by the Company. Except as set forth on Schedule 3.01(b), no equity security of any Subsidiary including the Bank, is or may be required to be issued by reason of any option, warrant, scrip, right to subscribe to, call or commitment of any character whatsoever relating to, or security or right convertible into, shares of any capital stock of such Subsidiary, and there are no contracts, commitments, understandings or arrangements by which any Company Subsidiary is bound to issue additional


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shares of its capital stock, or any option, warrant or right to purchase or acquire any additional shares of its capital stock.

     (c) The Company does not have any Subsidiaries other than the Bank and RFS. Other than the Bank and RFS, the Company does not own any capital stock or other equity interest in any other Person. The Bank is an Illinois banking corporation duly organized, validly existing and in good standing under the laws of the State of Illinois. Except as set forth on Schedule 3.01(c), the Company does not own beneficially, directly or indirectly, more than 5% of any class of equity securities or similar interests of any corporation, bank, business trust, association or similar organization. RFS is a corporation duly organized, validly existing, duly qualified to do business and in good standing under the laws of its jurisdiction of incorporation, and it has corporate power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted.

     (d) The Bank is:

     (i) duly authorized to conduct the general business of banking, subject to the supervision of the Illinois Commissioner of Banks and Real Estate (the "Commissioner") as provided in the banking laws of the State of Illinois,

     (ii) an insured bank as defined in the Federal Deposit Insurance Act of 1950, as amended, (the "FDI Act") and all deposit liabilities of the Bank are insured by the Federal Deposit Insurance Corporation (the "FDIC") through the Bank Insurance Fund to the fullest extent permitted by applicable law,

     (iii) a state bank and not a member of the Federal Reserve System, and

     (iv) a banking corporation with corporate power and authority to carry on its business where and as now conducted.

     3.02 Articles of Incorporation; By-Laws. Schedule 3.02 contains complete and correct copies of the Articles of Incorporation or Charter, as appropriate, and the By-Laws, as amended or restated, of the Company and each of its Subsidiaries. Neither the Company nor any Subsidiary is in violation of any of the provisions of its Articles of Incorporation or By-Laws, as amended or restated.



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3.03 Capitalization.

     (a) As of the date of this Agreement, the authorized capital stock of the Company consists solely of 10,000 shares of Company Common Stock of which 1,000 shares of Company Common Stock were issued and outstanding.

     (b) Information as of the date of this Agreement relating to the amounts of the authorized and issued and outstanding capital stock of each Subsidiary, including the Bank, is listed on Schedule 3.03(b).

     (c) Except as described in this section 3.03, no shares of Company Common Stock are reserved for any other purpose. Except as set forth on Schedule 3.03(c), since December 31, 1995, no shares of Company Common Stock have been issued by the Company. All outstanding shares of Company Common Stock have been duly authorized and are validly issued, fully paid and nonassessable and are not subject to preemptive rights under the Illinois Law, the Company's Articles of Incorporation or By-Laws or any agreement to which the Company is a party. Except as set forth in Schedule 3.03(c), each of the outstanding shares of capital stock of, or other equity interests in, each of the Company's Subsidiaries (including the Bank) has been duly authorized and is validly issued, fully paid and nonassessable and such shares or other equity interests are owned by the Company free and clear of all security interests, liens, claims, pledges, agreements, options, limitations on the Company's voting rights, charges or other encumbrances or other agreements of any nature whatsoever, subject to federal and state securities laws. There are no options, warrants or other rights, agreements, arrangements or commitments to which the Company or any of its Subsidiaries is a party of any character relating to the issued or unissued capital stock of, or other equity interests in, the Company or any of the Subsidiaries or obligating the Company or any of the Subsidiaries to grant, issue, sell or register for sale any shares of the capital stock of, or other equity interests in, the Company or any of the Subsidiaries. Except as set forth on Schedule 3.03(c), as of the date of this Agreement, there are no obligations, contingent or otherwise, of the Company or any of its Subsidiaries to (x) repurchase, redeem or otherwise acquire any shares of Company Common Stock, or the capital stock of, or other equity interests in, any Subsidiary of the Company, or (y) provide funds to, or make any investment in ( the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, any Subsidiary of the Company.

3.04 Authority; Vote Required.

     (a) The Company has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action, including such corporate action as may be required by the Illinois Law, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement (other than with respect to the approval of this Agreement by the holders of Company Common Stock in accordance with the Illinois Law and the Company's Articles of Incorporation and By-Laws). This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws relating to or affecting the rights and remedies of creditors generally and by general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies, regardless of whether enforceability is considered in a proceeding in equity or at law.

          (b) The affirmative vote of the holders of at least two-thirds of the outstanding shares of Company Common Stock is the only vote of the holders of any class or series of capital stock of the Company necessary to approve the Merger.

     3.05 No Conflict; Required Filings and Consents.

          (a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not: (i) violate the Articles of Incorporation, By-Laws or other Charter documents of the Company or any of its Subsidiaries; (ii) subject to [a] obtaining the requisite approval of this Agreement by the holders of at least two-thirds of the outstanding shares of Company Common Stock in accordance with the Illinois Law and the Company's Articles of Incorporation and By-Laws, [b] obtaining the consents, approvals, authorizations and permits of, and making filings with or notifications to, any governmental or regulatory authority, domestic or foreign ("Governmental Entities"), pursuant to the applicable requirements of Wisconsin and Illinois law and the rules and regulations relating to the BHC Act, and [c] giving the notices and obtaining the consents, approvals, authorizations or permits described on Schedule 3.05(a), violate any laws applicable to the Company or any of its Subsidiaries or by which any of their respective properties is bound; or (iii), except as set forth on Schedule 3.05(a) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties is bound.

         (b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entities, except for applicable requirements, if any, of
(i) the BHC Act, (ii) the consents, notices, approvals, authorizations or permits required to be made by Acquiror and Acquisition Sub and such consents, notices, approvals, authorizations or permits as are described on Schedule 3.05(a), and (iii) the filing and recordation of appropriate merger documents as required by Illinois Law.

    3.06 Permits; Compliance. Except as set forth on Schedule 3.06, each of the Company and its Subsidiaries is in possession of all material franchises, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary for the Company or any of its Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the "Company Permits''). To the knowledge of the Company, no suspension, revocation or cancellation of any of the Company Permits is pending or threatened. The Company and its Subsidiaries have complied in all material respects with all applicable federal, state and local statutes, ordinances, regulations, rules or requirements, and neither the Company nor its Subsidiaries is presently charged with, or to the knowledge of the Company, under governmental investigation with respect to, any actual or alleged material violation of any statute, ordinance, regulation or rule.

    3.07 Reports; Financial Statements.

         (a) Since December 31, 1995, (i) the Company and each Subsidiary has file all forms, reports, statements and other documents required to be filed with any applicable state or federal banking authorities; and (ii) the Company and each of its Subsidiaries have filed all forms, reports, statements and other documents required to be filed with any other applicable federal or state regulatory authorities (all such forms, reports, statements and other documents in clauses (i) and (ii) of this section 3.07(a) being collectively referred to as the "Company Reports"). Except as set forth on Schedule 3.07, such Company Reports do not contain any untrue statement of a material fact or omit any material fact required to be stated therein or necessary to make the statements therein not misleading.

     (b) Each of the consolidated financial statements (including, in each case, any related notes to such statements) of the Company and the Bank and of RFS attached as Schedule 3.07(b) (i) have been prepared in all material respects in accordance with all applicable regulatory requirements applied on a consistent basis throughout the periods involved and (ii) are correct and complete in all material respects and fairly represent the consolidated financial position of each of the Company and its Subsidiaries, the Bank and RFS as of the respective dates thereof and the consolidated results of operations and cash flows for the periods indicated (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

     (c) Except as and to the extent reflected on, or reserved against in, the consolidated balance sheet of the Company and its Subsidiaries and of RFS at August 31, 1997, including all notes thereto (the "Company Balance Sheet" and the "RFS Balance Sheet," respectively), or as set forth on Schedule 3.07(c), neither the Company nor any of its Subsidiaries has any liabilities or obligations (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a balance sheet of the Company or a Subsidiary or in the notes thereto, prepared in accordance with GAAP, except for liabilities or obligations incurred in the ordinary course of business since August 31, 1997 that, individually or in the aggregate, would not have a Company Material Adverse Effect.

     (d) To the best knowledge of the Company, the allowance for possible loan losses shown on the Company Balance Sheet or any subsequent month-end financial statement delivered by the Company to Acquiror pursuant to a written request in which Acquiror indicates that such financial statement shall be subject to this section 3.07(d) is maintained in accordance with generally accepted accounting principles and regulatory accounting standards, and in a manner consistent with past practice. To the best knowledge of the Company, the loan portfolio of the Bank, to the extent the aggregate amount thereof exceeds such allowance, at the date of the Company Balance Sheet or any subsequent month-end financial statement described in the first sentence of this subsection (d), was fully collectible. Company and Bank have provided to Acquiror true and complete information concerning the loan portfolio of the Bank, and to the knowledge of the Company no material information with respect to Bank's loan portfolio has been withheld from Acquiror.

 3.08 Absence of Certain Changes or Events.  Except as disclosed on
Schedule 3.08 or as contemplated by this Agreement, since September 30, 1996:

      (a) each of the Company and its Subsidiaries has conducted its business in the ordinary course and consistent with prudent business practices;

      (b) no event or condition has occurred that has resulted in a Company Material Adverse Effect;

      (c) neither the Company nor any Subsidiary has made any increase in compensation to officers or key employees or any increase in any or created any new bonus, insurance, pension or other employee benefit plan, payment or arrangement (including, but not limited to, the granting of stock options);

      (d) neither the Company nor any Subsidiary has made any loans or advances to any officer, director, shareholder or Affiliate of the Company or of any Subsidiary;

      (e) there has not been any change in the accounting methods or practices followed by the Company or any Subsidiary, except as required by GAAP;

      (f) neither the Company nor any Subsidiary has declared, paid or set aside for payment any dividend or other distribution in respect of its capital stock, or redeemed, purchased or otherwise acquired any shares of its capital stock;

      (g) there has not been any sale, lease, abandonment or other disposition of any real property or personal property used or held for use in the business of the Company or any of its Subsidiaries; and

      (h) neither the Company nor any Subsidiary has entered into any commitment or other agreement to do any of the foregoing.

 3.09 Absence of Litigation.

      (a) Schedule 3.09(a) lists all claims, actions, suits, litigation, or arbitrations or, to the knowledge of the Company, investigations or proceedings at law or in equity, which are pending or, to the knowledge of the Company, threatened, in which the Company or its Subsidiaries is a named party or with respect to which the assets of the Company or any Subsidiary are subject, (other than collection matters in the ordinary course which involve amounts less than $30,000) including, without limitation, any such matter involving discrimination in lending practices or violations of fair housing laws. There is no action pending seeking to enjoin or restrain the Merger.

     (b) Except as set forth on Schedule 3.09(b), neither the Company nor any of its Subsidiaries is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with or, to the knowledge of the Company, continuing investigation by, any Governmental Entity. Except as set forth on Schedule 3.09(b), the Bank is not a party to any written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or a subject to any order or directive by any federal or state regulator which restricts the conduct of its business, requires the Bank to take or refrain from taking any specified actions, or in any manner relates to its capital adequacy, credit policies, depository activities or management, nor has the Bank been advised by any federal or state regulator that it is contemplating issuing or requesting any such order, decree, agreement, memorandum of understanding, commitment letter or similar submission.

3.10 Contracts; No Default.

     (a) Schedule 3.10(a) sets forth as of the date of this Agreement a copy of each contract or agreement of the Company or its Subsidiaries:

         (i) concerning a partnership or joint venture with another Person;

         (ii) involving payment by the Company or the Subsidiary (other than as disbursement of loan proceeds to customers) of more than $20,000 in any calendar year, or more than $30,000 when aggregated with all similar contracts or agreements;

         (iii) involving payments based on profits of the Company or the Subsidiary;

         (iv) which was not made in the ordinary course of business; or
         (v) which materially affects the business or consolidated financial condition of the Company and its Subsidiaries.

     (b) Schedule 3.10(b) sets forth as of the date of this

Agreement a copy of each contract or agreement to which the Company or any of its Subsidiaries is a party and which materially limits the right of the Company or any of its Subsidiaries prior to the Effective Time, or Acquiror or any of its Subsidiaries at or after the Effective Time, to engage in, or to compete with any Person in, any business including each contract or agreement containing exclusivity provisions restricting the geographical area in which, or the method by which, any business may be conducted by the Company or any of its Subsidiaries prior to the Effective Time, or by the Acquiror or any of its Subsidiaries after the Effective Time. For the purpose of this Agreement "Company Contract" means the contracts and agreements listed or which should be listed on Schedules 3.10(a) and 3.10(b).

        (c) Each Company Contract is in full force and effect, each is a valid and binding contract or agreement enforceable against the Company or the applicable Subsidiary in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws relating to or affecting the rights and remedies of creditors generally and by general principles of equity, and there is no material default by the Company, or to the knowledge of the Company by any other party, in the performance of any obligation to be performed or paid under any such Company Contract.

   3.11 Employee Benefit Plans; Labor Matters.

        (a) Schedule 3.11(a) sets forth as of the date of this Agreement a list or a description of any pension, retirement, savings, disability, medical, dental, health, life (including any individual life insurance policy as to which the Company is the owner, beneficiary or both), death benefit, group insurance, profit sharing, deferred compensation, stock option, bonus, incentive, vacation pay, severance pay, "cafeteria" or "flexible benefit" plan under section 125 of the Internal Revenue Code of 1986 as amended (the "Code"), or other employee benefit plan, trust, arrangement, contract, agreement, policy or commitment, under which employees of the Company or its Subsidiaries are entitled to participate by reason of their employment with the Company or its Subsidiaries,
(i) to which the Company or a Subsidiary is a party or a sponsor or a fiduciary thereof or (ii) with respect to which the Company or a Subsidiary has made payments, contributions or commitments, or has any liability (collectively, the "Employee Benefit Plans"). Copies of the documents governing each of the Employee Benefit Plans are attached as Schedule 3.11(a).

        (b) The Employee Benefit Plans have been operated and administered by the Company in compliance with all applicable laws relating to employment, tax or labor matters, including without limitation, the Employee Retirement Income Security Act of 1974, as amended (''ERISA") and the Code.

        (c) Each Employee Benefit Plan that is intended to be tax qualified under section 401(a) of the Code has received, or the Company has applied for or will in a timely manner apply for, a favorable determination letter from the Internal Revenue Service (the "IRS") stating that the Plan meets the requirements of the Code and that any trust or trusts associated with the plan are tax exempt under section 501(a) of the Code.

        (d) Except as set forth on Schedule 3.11(a), the Company does not maintain any defined benefit plan covering employees of the Company or its Subsidiaries within the meaning of section 3(35) of ERISA.

        (e) Neither the Company nor any of its Subsidiaries is a party to any collective bargaining or other labor union contract.

        (f) The Company has no direct or indirect, formal or informal, plan, fund or program to change any Employee Benefit Plans.

        (g) All required contributions pursuant to the Employee Benefit Plans for all periods prior to the Effective Time have been made or will be made prior to the Effective Time. The Company has no knowledge of the occurrence of any event with respect to any Employee Benefit Plan which could result in a liability of the Company or its Subsidiaries to the Pension Benefit Guaranty Corporation. Except as set forth on Schedule 3.11, no Employee Benefit Plan provides for any form of post retirement health benefits to retired employees of the Company or its Subsidiaries, other than benefits required to be provided pursuant to Code Section 4980B.

        (h) Schedule 3.11(h) sets forth a list of all written employment agreements, employment contracts or understandings relating to employment (other than relating to "at-will" employment) to which the Company or any of its Subsidiaries is a party.

   3.12 Taxes. The Company and each Subsidiary has filed or caused to be filed with the appropriate Governmental Entities, all federal, state, municipal, and local income, franchise, excise, real and personal property, and other tax returns and reports that are required to be filed and the Company and each Subsidiary are not delinquent in the payment of any taxes shown on such returns or response or on any assessments for any such taxes received by them and has otherwise complied in all material respects with all legal requirements applicable to the Company or its Subsidiaries with respect to all income, sales, use, real or personal property, excise or other taxes. The Company Balance Sheet includes adequate reserves for the payment of all accrued but unpaid federal, state, municipal and local taxes of the Company, including, without limitation, interest and penalties, whether or not disputed, for the year ended December 31, 1996 and for all fiscal years prior thereto. Except as set forth on
Schedule 3.12, the Company has not executed or filed with the IRS any agreement extending the period for assessment and collection of any federal tax. The Company is not a party to any pending action or proceeding, nor, to the knowledge of the Company, has any action or proceeding been threatened, by any Governmental Entity for assessment or collection of taxes, and no claim for assessment or collection of taxes has been asserted against the Company.

             The Bank has complied with the Code, and all rules and regulations thereunder, with respect to the reporting of payments of interest, and other payments by it, and has complied with all provisions required with respect to withholding for income taxes on such amounts when required.

     3.13 Intellectual Property Rights. Except as set forth in Schedule 3.13, the Company and each of the Subsidiaries owns or possesses the right to use (in the manner and the geographic areas in which they are currently used) all trademarks, service marks, trade names, service names, slogans, registered copyrights, trade secrets and other intellectual property rights it currently uses, without any conflict or alleged conflict with the rights of others.

     3.14 Certain Business Practices and Regulations. To the knowledge of the Company neither the Company nor any of its Subsidiaries has (a) made or agreed to make any contribution, payment or gift to any customer, supplier, governmental official, employee or agent where either the contribution, payment or gift or the purpose thereof was illegal under any law, (b) established or maintained any material unrecorded fund or asset of the Company for any improper purpose or made any material false entries on its books and records for any reason, (c) made or agreed to make any contribution, or reimbursed any political gift or contribution made by any other Person, to any candidate for federal, state or local public office in violation of any law, or (d) engaged in any activity constituting fraud under the laws relating to insurance.

     3.15 Insurance. Schedule 3.15 sets forth as of the date of this Agreement copies of all policies and binders of insurance for directors and officers, property and casualty, fire, general liability, worker's compensation and other customary matters held by or on behalf of the Company or its Subsidiaries (''Insurance Policies"). The Insurance Policies are in full force and effect. The Company or its Subsidiaries have not failed to give any notice of any claim under any Insurance Policy in due and timely fashion, nor has any coverage for claims been denied.

     3.16 Brokers. Except as set forth on Schedule 3.16, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon any arrangements made by or on behalf of the Company.

     3.17 Title to Properties.

          (a) Except as set forth in Schedule 3.17(a), the Company and each Subsidiary has good and marketable title to all assets and properties, whether real or personal, tangible or intangible, which the Company or the Subsidiary purports to own, including without limitation, all assets and properties reflected in the Company Balance Sheet, the RFS Balance Sheet or acquired subsequent thereto (except to the extent such assets and properties have been disposed of for fair value in the ordinary course of business since the date of such financial statements), subject to no liens, mortgages, security interests, encumbrances or charges of any kind except (i) as noted in said financial statements or the notes thereto, (ii) statutory liens securing payments not yet due, (iii) security interests granted incident to borrowings by the Bank to secure deposits of funds by federal, state or other governmental agencies, and
(iv) minor defects and irregularities in title and encumbrances which do not materially impair the use thereof for the purposes for which they are held, and such liens, mortgages, security interests, encumbrances and charges are not, in the aggregate, material to the assets and properties of the Company or the Subsidiary.

          (b) All property and assets of the Company and the Subsidiaries are usable and used in their business, and together constitute all of the property being used in and necessary for the conduct of the business of the Company and the Subsidiaries, as conducted by them on this date.

          (c) Schedule 3.17(c) correctly sets forth the complete legal description of all real property and improvements owned or leased by the Company or the Subsidiaries (the "Real Property"). Except as set forth in
Schedule 3.17(c), to the knowledge of the Company there are no planned or commenced public improvements relating to the Real Property which may result in special assessments or area-wide charges or which might otherwise directly and materially and adversely affect such Real Property; no regulatory or governmental agency or court order has been issued requiring repairs, alterations or corrections of any existing conditions of the Real Property, and to the Company's knowledge there is no condition that could be a cause for such an order; to the Company's knowledge, there is no planned, pending or contemplated condemnation or similar action or change in any zoning or building ordinance affecting the Real Property; there are no structural or mechanical defects in the Real Property, nor are there any present material violations of or material nonconformance with any law (including, without limitation, the Americans with Disabilities
Act), ordinance, rule, code or regulation requiring or calling attention to the need for any work, repairs, construction, alteration or installation affecting the Real Property, which in each case above, has not been reflected in the value of the Real Property as set forth on the Company Balance Sheet or any subsequent financial statement delivered by the Company pursuant to section 3.07(d) hereof.

          (d) To the knowledge of the Company, the leases for the Real Property described on Schedule 3.17(d) are in full force and effect and the Company holds a valid and existing leasehold interest under each of the leases. Schedule 3.17(d) sets forth as of the date of this Agreement complete and accurate copies of each of the leases described on Schedule 3.17(d), and none of such leases has been modified in any respect, except to the extent that such modifications are disclosed by the copies delivered to Acquiror. Neither the Company nor the applicable Subsidiary is in default, and to the knowledge of the Company no circumstances exist, including the effect of the Merger and this Agreement, which, if unremedied, would, either with or without notice or the passage of time or both, result in the Company's or the applicable Subsidiary's default under any of such leases.

          (e) Neither the Company nor any Subsidiary is in violation of any applicable material zoning ordinance or other law, regulation or requirement relating to the operation of any properties used in the operation of its business and neither the Company nor any Subsidiary has received any notice of any such violation, or the existence of any condemnation proceeding with respect to any of the owned Real Property or leased Real Property.

     3.18 Environmental Laws.

          (a) Definition. The term "Environmental Laws" shall mean all federal, state and local laws including statutes, regulations, ordinances, codes, rules, orders, directives and other governmental restrictions and requirements (including, but not limited to, those contained in or evidenced by permits, temporary permits or exemption letters) relating to the discharge of air pollutants, water pollutants, solid wastes, or process waste water or otherwise relating to the environment, hazardous wastes, materials or substances, toxic substances, asbestos or any process of the Company or the Bank that has an impact on health or the environment, including, but not limited to, the Federal Solid Waste Disposal Act, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976, the Federal Comprehensive

Environmental Response, Compensation and Liability Act of 1980, Toxic Substances Control Act, Federal Water Pollution Control Act, National Environmental Policy Act, Federal Occupational Safety and Health Act, regulations of the Environmental Protection Agency, regulations of the Nuclear Regulatory Agency, or any applicable federal or state regulatory or administrative agency with authority over natural resources or environmental protection now in effect or, to the knowledge of the Company, presently scheduled to come into effect, all as presently amended.

            (b) Pending Litigation. Except as described in Schedule 3.18 (b), neither the Company nor any Subsidiary is a party to or the subject of any litigation or administrative proceeding nor, to the knowledge of the Company, is any litigation or administrative proceeding threatened against the Company or a Subsidiary, which in either case asserts or alleges that the Company or any
Subsidiary: (i) violated any Environmental Laws, (ii) is required to clean up, remove or take remedial or other response action due to the disposal, depositing, discharge, leaking, leaching or other release or migration of any pollutants, contaminants, hazardous wastes, materials or substances or other materials (collectively, "Hazardous Substances"), (iii) is required to pay all or a portion of the cost of any past, present or future cleanup, removal or remedial or other response action which arises out of or is related to the disposal, depositing, discharge, leaking, leaching or other release of any Hazardous Substances. To the knowledge of the Company, there are no conditions existing on any of the Real Property or any real estate owned by a Subsidiary or held by the Bank as trustee of any trust which potentially could give rise to any such litigation or administrative proceeding.

     3.19 Loans in Default. The aggregate amount on all loans made by the Bank which, as of August 31, 1997, were 90 days or more past due in payment of principal or interest, did not exceed 3% of the aggregate gross amount of all loans made by the Bank as of such date. For purposes of this section 3.19, except as set forth in Schedule 3.19, a loan shall be deemed to be past due if it is in fact past due more than 90 days or if it would have been past due more than 90 days under the terms of the agreement under which it was originally created but for a refinancing of such loans or a waiver, modification or amendment of such original agreement if such refinancing, waiver, modification or amendment was effectuated principally because of the borrower's actual or expected failure or inability to comply with the terms of such agreement.

     3.20 Bank Filings and Reports. Except as described in Schedule 3.20, since December 31, 1995, the Bank has made, and pending the consummation of the transactions contemplated by this Agreement, will have made, in a timely fashion, all filings, including call reports and other financial statement filings, as required of it under the applicable rules and regulations of the FDIC and the Commissioner (referred to collectively as the "Bank Filings"), and the Bank has not been advised by the FDIC or the Commissioner that any of the Bank Filings are deficient or not timely filed. Except as set forth on Schedule 3.20, each of the Bank Filings, as of the date of filing thereof, complied in all material respects with the rules and regulations of the FDIC or the Commissioner, as appropriate, and did not, as of the filing date, contain any statement which, at the time and in light of the circumstances under which it was made, was false or misleading or omitted to state any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not false or misleading. Except as described in Schedule 3.20, since December 31, 1995, RFS has made, and pending consummation of the transactions contemplated by this Agreement, will have made, in a timely fashion, all filings, including necessary reports and other financial statement filings as required of it under the applicable rules and regulations of all federal, state and local authorities and RFS has not been advised by such authorities that any of the such filings are deficient or not timely filed. Except as set forth on Schedule 3.20, each of the RFS filings as of the date of filing thereof, complied with the rules and regulations of the applicable regulatory authorities, and did not, as of the date of filing, contain any statement which, at the time and in the light of circumstances under which it was made, was false or misleading or omitted to state a material fact necessary to make the statements contained therein in light of the circumstances under which they were made, not false or misleading.

     3.21 Governmental Approvals. As of the date of this Agreement, neither the Company nor any of its Subsidiaries is required to obtain the approval of any Governmental Entity to consummate the transactions contemplated by this Agreement. To the knowledge of the Company, no fact or condition exists which will (a) prevent Acquiror or Acquiror Sub from obtaining all necessary approvals from any Governmental Entity or (b) unduly delay receipt of such approvals from any Governmental Entity.

     3.22 Litigation and Regulatory Matters. As of the date of this Agreement, there is no action, suit, proceeding, claim or formal written protest by any Person or agency, or any investigation, report or agreement by or with any regulatory authority having jurisdiction over the Company or any of its Subsidiaries or any of their respective assets or businesses which exists or is pending or, to the Company's knowledge, threatened against the Company or any of its Subsidiaries, or any of their respective officers or directors in their capacities as such, or their assets, business or goodwill which would reasonably be expected to materially impair the Company's ability to consummate the Merger. The Company further represents and warrants that it does not know or have any reason to believe that there is any basis for assertion against it or any of its Subsidiaries of any material claims based upon the wrongful action or inaction of either the Company or any of its Subsidiaries, and any of their officers, directors or employees which would reasonably be expected to materially impair the Company's ability to consummate the Merger. Neither the Company nor any of its Subsidiaries is subject to, or in default with respect to, nor are any of its assets subject to, any outstanding judgment, regulatory agreement, injunction, writ, order or decree or any other requirement of any governmental body or court or of any governmental agency or instrumentality which would reasonably be expected to materially impair the Company's ability to consummate the Merger.

     3.23 Disclosures. No representation or warranty made herein by the Company contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained herein under the circumstances under which they were made not misleading.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                          OF ACQUIROR AND ACQUIROR SUB

     The term "Acquiror Material Adverse Effect" as used in this Agreement shall mean any change or effect that, individually or when taken together with all such other changes or effects, is materially adverse to the condition (financial or otherwise), results of operations business, properties, assets or liabilities of Acquiror and its Subsidiaries, taken as a whole.

     Acquiror and Acquiror Sub jointly and severally represent and warrant to the Company that:

     4.01 Organization and Qualification; Subsidiaries. Each of Acquiror and Acquiror Sub is a corporation, duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Acquiror has heretofore delivered to the Company true, accurate and complete copies of its currently effective Articles of Incorporation and By-Laws. Schedule 4.01 accurately lists all of Acquiror's banking subsidiaries and all other direct and indirect subsidiaries of Acquiror. Each such subsidiary is a banking association or corporation duly organized, validly existing under the laws of the jurisdiction of its incorporation. Each subsidiary bank is duly authorized to conduct a general banking business and is an insured bank as defined in the Federal Deposit Insurance Act. All shares of capital stock of the subsidiaries owned by the Acquiror are fully paid and nonassessable and are owned by it free and clear of any lien, claim, charge, option, encumbrance or agreement with respect thereto.

     4.02 Authority. Each of Acquiror and Acquiror Sub has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Acquiror and Acquiror Sub, and the consummation by Acquiror and Acquiror Sub of the transactions contemplated hereby, have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of Acquiror or Acquiror Sub are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Acquiror and Acquiror Sub and constitutes a legal, valid and binding obligation of Acquiror and Acquiror Sub enforceable against Acquiror and Acquiror Sub in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws relating to or affecting the rights and remedies of creditors generally and by general principles of equity, regardless of whether enforceability is considered in a proceeding in equity or at law.

     4.03 Capitalization. As of the date of this Agreement, the authorized capital stock of Acquiror consists of 10,000,000 shares of Common Stock, $.10 par value, of which 3,224,935 shares were outstanding and no shares were held as treasury stock and 100,000 shares of preferred stock, $1.00 par value none of which have been issued. All of the outstanding shares of Acquiror are validly issued, fully paid and nonassessable (except as provided in section 180.0622(2)(b) of the Wisconsin Law, as interpreted) and are not subject to any preemptive rights or reserved for any options, warrants, conversion rights or other commitments (except for options for 66,758 shares issued in connection with services rendered to Acquiror).

     4.04 No Conflict; Required Filings and Consents.

          (a) The execution and delivery of this Agreement by Acquiror and Acquiror Sub do not, and the performance of this Agreement by Acquiror and Acquiror Sub will not, (i) violate the Articles of Incorporation or By-Laws or equivalent organizational documents of Acquiror or Acquiror Sub, (ii) subject to obtaining the consents, approvals, authorizations and permits of, and making filings with or notifications to, any Governmental Entities pursuant to the applicable requirements, if any, of any stock exchange or quotation service on which Acquiror's securities are listed or quoted, the Securities Act of 1933 and the Securities Exchange Act of 1934, the BHC Act, and applicable state law and the filing and recordation of appropriate merger documents as required by the Wisconsin Law and Illinois Law, conflict with or violate any laws applicable to Acquiror or Acquiror Sub or by which any of their respective properties is bound or affected.

          (b) The execution and delivery of this Agreement by Acquiror and Acquiror Sub do not, and the performance of this Agreement by Acquiror and Acquiror Sub shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entities, except as described in section 4.04(a) above.

     4.05 Ownership of Acquiror Sub; No Prior Activities.

          (a) Acquiror Sub was formed for the purpose of engaging in the transactions contemplated by this Agreement.

          (b) As of the Effective Time, all of the outstanding capital stock of Acquiror Sub will be owned directly by Acquiror. As of the Effective Time, there will be no options, warrants or other rights (including registration rights), agreements, arrangements or commitments to which Acquiror Sub is a party of any character relating to the issued or unissued capital stock of, or other equity interests in, Acquiror Sub or obligating Acquiror Sub to grant, issue or sell any shares of the capital stock of, or other equity interests in, Acquiror Sub, by sale, lease, license or otherwise. There are no obligations, contingent or otherwise, of Acquiror Sub to repurchase, redeem or otherwise acquire any shares of the capital stock of Acquiror Sub.

          (c) As of the date hereof and the Effective Time, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement, Acquiror Sub has not and will not have incurred, directly or indirectly, through any Subsidiary or Affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreement or arrangements with any Person.

     4.06 Financing. Acquiror has the ability to and intends to finance the aggregate of the amounts payable pursuant to Article II with cash on hand and utilization of existing credit facilities. Acquiror will use its reasonable best efforts to ensure the continued availability of such financing and pay such amounts in accordance with the terms of this Agreement and will not take any action between the date hereof and the Effective Time which would impair its ability to obtain such financing.

     4.07 Governmental Approvals. To the knowledge of the Acquiror, no fact or condition exists which Acquiror has reason to believe will (a) prevent it (or, to the extent that approval with respect to Acquiror Sub is required under all applicable law, statute or regulation, Acquiror Sub) from obtaining all necessary approvals from any Governmental Entity or (b) unduly delay receipt of any such approvals from any Governmental Entity.

     4.08 Requisite Capital. As of the date of this Agreement, Acquiror has the necessary capital required by the regulations of all appropriate Governmental Entities to consummate the transactions contemplated by this Agreement.

     4.09 Absence of Claims. As of the date of this Agreement, there is no private or governmental suit, claim, action or proceeding pending or, to the knowledge of Acquiror, threatened against Acquiror, its Subsidiaries or against any of their respective directors or officers that would materially impair the ability of Acquiror or Acquiror Sub to perform their respective obligations hereunder.

     4.10 Litigation and Regulatory Matters. As of the date of this Agreement, there is no action, suit, proceeding, claim or formal written protest by any Person or agency, or any investigation, report or agreement by or with any regulatory authority having jurisdiction over Acquiror or any of its Subsidiaries or any of their respective assets or businesses which exists or is pending or, to Acquiror's knowledge, threatened against Acquiror or any of its Subsidiaries, or any of their respective officers or directors in their capacities as such, or their assets, business or goodwill which would reasonably be expected to materially impair Acquiror's ability to consummate the Merger. Acquiror further represents and warrants that it does not know or have any reason to believe that there is any basis for assertion against it or any of its Subsidiaries of any material claims based upon the wrongful action or inaction of either Acquiror or any of its Subsidiaries, and any of their officers, directors or employees which would reasonably be expected to materially impair Acquiror's ability to consummate the Merger. Neither Acquiror nor any of its Subsidiaries is subject to, or in default with respect to, nor are any of its assets subject to, any outstanding judgment, regulatory agreement, injunction, writ, order or decree or any other requirement of any governmental body or court or of any governmental agency or instrumentality which would reasonably be expected to materially impair Acquiror's ability to consummate the Merger.

     4.11 Brokers. Except as set forth on Schedule 4.11, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon any arrangements made by or on behalf of the Acquiror.

     4.12 Disclosures. No representation or warranty made herein by the Acquiror contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained herein under the circumstances under which they were made not misleading, and the Acquiror has made full disclosure of all material facts with respect to the Acquiror.

                                   ARTICLE V

                                   COVENANTS

     5.01 Affirmative Covenants of the Company. The Company covenants and agrees that prior to the Effective Time, unless otherwise contemplated by this Agreement or consented to in writing by Acquiror, the Company will and will cause each of its Subsidiaries to:

          (a) operate its business in the ordinary course of business and consistent with its past practice;

          (b) use reasonable efforts to preserve intact its business organization and assets, maintain its rights and franchises, retain the services of its respective officers and key employees and maintain the relationships with its respective key customers;

          (c) use reasonable efforts to keep in full force and effect liability insurance and bonds comparable in amount and scope of coverage to that currently maintained;

          (d) subject to the provisions of the Acquiror Confidentiality Agreement (as hereinafter defined), confer with Acquiror at its reasonable request to discuss operational matters and to report the general status of the ongoing operations of the business of the Company and its Subsidiaries;

          (e) subject to the provisions of the Acquiror Confidentiality Agreement, from the date hereof until the Closing Date, the Company (i) will give, and will cause each of its Subsidiaries to give, Acquiror, its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, books and records of the Company and its Subsidiaries, (ii) will furnish, and will cause each Subsidiary to furnish, to Acquiror, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information relating to the Company and the Subsidiaries as such persons may reasonably request, and (iii) will instruct the employees, counsel and financial advisors of the Company and the Subsidiaries to cooperate in all reasonable respects with Acquiror in its investigation of the Company and the Subsidiaries; provided that no investigation pursuant to this Subsection shall affect any representation or warranty given by the Company hereunder; and

          (f) maintain an allowance for possible loan losses which is adequate in all material respects under the requirements of generally accepted accounting principles and regulatory accounting standards and past practice.

     5.02 Negative Covenants of the Company. Except as contemplated by this Agreement or consented to in writing by Acquiror, from the date of this Agreement until the Effective Time, the Company shall not do, and shall not permit any of its Subsidiaries to do, any of the following:

          (a) except as set forth on Schedule 5.02(a): (i) increase the compensation payable to any director, officer or employee of the Company or any of its Subsidiaries; (ii) grant any severance or termination pay to, or enter into any severance agreement with, any director or officer; (iii) subject to clause (i), enter into or amend any employment agreement with any director or officer that would extend beyond the Effective Time except on an at-will basis; or (iv) establish, adopt, enter into or amend any Employee Benefit Plan, except as may be required to comply with applicable law;

          (b) except as shown in Schedule 5.02(b), declare or pay any dividend on, or make any other distribution in respect of, outstanding shares of capital stock (provided, however, that Bank will be permitted to declare and pay dividends to the Company in an amount no greater than shall be necessary to meet the Company's existing debt service obligations to Harris Trust and Savings Bank, Chicago, Illinois, for borrowed money together with such amounts as may be necessary to reduce the outstanding principal of such obligations to $1,400,000, and that the Company and Bank will be permitted to declare and pay dividends in an amount no greater than the amount necessary to meet the federal and state tax obligations of the shareholders of the Company (assuming the maximum rate for a Wisconsin resident) arising as a result of the earnings of the Company and
Bank);

          (c) except as set forth in Schedule 5.02(c): (i) redeem, purchase or otherwise acquire any shares of its or any of its Subsidiaries' capital stock or any securities or obligations convertible into or exchangeable for any shares of its or its Subsidiaries' capital stock, or any options, warrants or conversion or other rights to acquire any shares of its or its Subsidiaries' capital stock; (ii) effect any reorganization or recapitalization; or (iii) split, combine or reclassify any of its or its Subsidiaries' capital stock (except for the issuance of shares upon the exercise of options or warrants in accordance with their terms);

     (d) issue, deliver, award, grant or sell, or authorize the issuance, delivery, award, grant or sale (including the grant of any security interests, liens, claims, pledges, limitations on voting rights, charges or other encumbrances) of, any shares of any class of its or its Subsidiaries' capital stock, any securities convertible into or exercisable or exchangeable for any such shares, or any rights, warrants or options to acquire any such shares (except for the issuance of shares upon the exercise of options or warrants in accordance with their terms), or amend or otherwise modify the terms of any such rights, warrants or options the effect of which shall be to make such terms more favorable to the holders thereof, except as contemplated by this Agreement;

     (e) except as set forth in Schedule 5.02(e), acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other Person (other than the purchase of assets from suppliers or vendors in the ordinary course of business or purchases of less than $10,000);

     (f) except for depositions of collateral in the ordinary course of business, sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, or agree to sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, any amount of any of its or its Subsidiaries' assets;

     (g) adopt any amendments to its Articles of Incorporation or By-Laws;

     (h) except as set forth in Schedule 5.02(h): (i) change any of its methods of accounting in effect at December 31, 1996 (provided, however, that the amortization of leasehold expenses shall be increased from $1,100 per month to $2,422 per month) or (ii) make or rescind any express or deemed election relating to taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes, or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the taxable year ending December 31, 1996, except in either case as may be required by law, the IRS, or GAAP or in the ordinary course of business consistent with past practice;

     (i) incur any obligation for borrowed money (except deposits and borrowings of funds from the Federal Reserve Bank of Chicago in the ordinary course of business) or purchase money indebtedness, whether or not evidenced by a note, bond, debenture or similar instrument, except as approved by Acquiror in advance; or

          (j) agree in writing or otherwise to do any of the foregoing.

     5.03 Affirmative Covenants of Acquiror. Acquiror covenants and agrees that prior to the Effective Time, unless otherwise contemplated by this Agreement or consented to in writing by Company:

          (a) Acquiror will and will cause each of its Subsidiaries to use reasonable efforts to keep in full force and effect liability insurance and bonds comparable in amount and scope of coverage to that currently maintained; and

          (b) Acquiror will use its reasonable efforts to preserve its business organization and assets.

     5.04 Confidentiality Agreement. The parties will, and will cause their respective officers, employees, accountants, consultants, legal counsel and other representatives to, comply with all of their respective obligations under the Confidentiality Agreement entered into by the Company and Acquiror on July 1, 1997 concerning the Company's confidential information (the "Acquiror Confidentiality Agreement").

     5.05 Acquisition Proposals. Upon execution of this Agreement, the Company and its Subsidiaries and their respective officers, directors, employees, agents and advisors will immediately cease any existing discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal (as hereinafter defined). The Company shall notify Acquiror immediately if any such request or proposal, or any inquiry or contact with any Person with respect thereto, is made and shall provide Acquiror with a copy of any written communication received with respect to such request or proposal and shall keep Acquiror apprised of all related developments. Neither the Company, nor any Company Subsidiary, nor any director, officer, representative or agent thereof, will, directly or indirectly, solicit, authorize the solicitation of or enter into any discussions with any corporation, partnership, person or other entity or group (other than Acquiror) concerning any offer or possible offer (a) to purchase any shares of common stock, any option or warrant to purchase any shares of common stock, any securities convertible into any shares of such common stock, or any other equity security of the Company or any Company Subsidiary, (b) to make a tender or exchange offer for any shares of such common stock or other equity security,
(c) to purchase, lease or otherwise acquire the assets of the Company or any Company Subsidiary except in the ordinary course of business and except as may be required under this Agreement, or (d) to merge, consolidate or otherwise combine with the Company or any Company Subsidiary. The Company or its agent has entered into confidentiality agreements with other third parties substantially in the form of the Acquiror Confidentiality Agreement. The Company agrees not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which the Company is a party. For purposes of this section 5.05, the term "Acquisition Proposal" means any proposal or offer for a merger, asset acquisition or other business combination (other than the Merger contemplated by this Agreement) involving the Company or any Subsidiary and any Potential Acquiror, or any proposal or offer to acquire a significant equity interest in, or a significant portion of the assets of, the Company or any Subsidiary by a Potential Acquiror.

                                   ARTICLE VI

                             ADDITIONAL AGREEMENTS

     6.01 Meeting of Shareholders. Immediately prior to execution of this Agreement the Company shall have taken all action necessary in accordance with the Illinois Law and its Articles of Incorporation and By-Laws to convene a shareholders' meeting, and shall have obtained the vote or consent of shareholders required by the Illinois Law to approve this Agreement.

     6.02 Appropriate Action; Consents; Filings.

          (a) Subject to the terms and conditions herein provided, the Company, Acquiror and Acquiror Sub shall use all reasonable best efforts to (i) take, or cause to be taken, all appropriate action, and do or cause to be done, all things necessary, proper or advisable under applicable law or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, (ii) obtain from any Governmental Entities any consents, licenses or orders required to be obtained by Acquiror or the Company or any of their respective Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, including, without limitation, the Merger, and (iii) make all necessary notifications and filings and thereafter make any other required submissions with respect to this Agreement and the Merger required under [a] the Securities Act of 1933, the Securities Exchange Act of 1934 and any other applicable federal or state securities laws, [b] the BHC Act, [c] Wisconsin Law, [d] Illinois Law, and [e] any other applicable law; provided that Acquiror and the Company shall cooperate with each other in connection with the making of all such filings. The Company and Acquiror shall furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations promulgated under any applicable law (including all information required to be included in the notice of the meeting of the Company's shareholders called to approve this Agreement) in connection with the transactions contemplated by this Agreement. Notwithstanding the foregoing, Acquiror agrees, subject to receipt of all necessary cooperation by the Company and its Subsidiaries, to use its reasonable best efforts to make initial filings or provide all initial notices contemplated above no later than November 15, 1997. Acquiror shall have primary responsibility for preparation of all applications for regulatory approval of the transactions contemplated in this Agreement and Acquiror shall provide the Company with a copy of each application or document filed by it with federal or state regulatory officials to obtain such approvals. As provided above, the Company agrees to cooperate with Acquiror and use its reasonable best efforts to assist the Acquiror in preparing such applications and filings and in pursuit of such approvals.

     (b) (i) The Company and Acquiror shall give (or cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, all reasonable best efforts to obtain any third-party consents, [a] necessary to consummate the transactions contemplated in this Agreement, [b] disclosed or required to be disclosed in the disclosure schedules to this Agreement, or [c] required to prevent a Company Material Adverse Effect from occurring prior to the Effective Time.

           (ii) In the event that any party shall fail to obtain any third-party consent described in subsection (b)(i) above, such party shall use reasonable best efforts, and shall take any such actions reasonably requested by the Company and Acquiror to minimize any adverse effect upon the Company, its Subsidiaries and its businesses resulting, or which could reasonably be expected to result after the Effective Time, from the failure to obtain such consent.

     (c) From the date of this Agreement until the Effective Time, the Company shall promptly notify Acquiror in writing of any pending or, to the knowledge of the Company, threatened action, proceeding or investigation by any Governmental Entity or any other Person (i) challenging or seeking material damages in connection with the Merger, (ii) alleging that the consent of such Governmental Entity or Person may be required in connection with the Merger or this Agreement, or (iii) seeking to restrain or prohibit the consummation of the Merger or otherwise limit the right of Acquiror or, to the knowledge of the Company, its Subsidiaries, to own or operate all or any portion of the businesses or assets of the Company or its Subsidiaries.

     (d) From the date of this Agreement until the Effective Time, Acquiror shall promptly notify the Company in writing of any pending or, to the knowledge of Acquiror, threatened action, proceeding or investigation by any Governmental Entity or any other Person (i) challenging or seeking material damages in connection with the Merger or (ii) seeking to restrain or prohibit the consummation of the Merger or otherwise limit the right of Acquiror or its Subsidiaries to own or operate all or any portion of the business or assets of the Company or its Subsidiaries.

          (e) Immediately prior to the Effective Time, the Company agrees to cause the Bank to recognize a provision for loan losses in the amount specified by the Acquiror.

     6.03 Update Disclosure; Breaches. From and after the date of this Agreement until the Effective Time, each party shall promptly notify the other parties hereto by written update to its disclosure schedules ("Update Schedule") of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be reasonably likely to cause any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied, (ii) the failure of the Company or Acquiror, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which would be reasonably likely to result in any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied, or (iii) of any material changes to the information contained in its disclosure schedule (including any change to any representations or warranties herein as to which no schedule has been created as of the date hereof but as to which a schedule would have been required hereunder to have been created on or before the date hereof if such change had existed on the date hereof); provided, however, that the delivery of any Update Schedule pursuant to this section 6.04 shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available to the party receiving such notice.

     6.04 Public Announcements. The parties to this Agreement shall consult in good faith with each other before issuing any press release or otherwise making any public statements with respect to the Merger and shall not issue any such press release or make any such public statement without the prior written agreement of the other party, except as may be required by law or the requirements of the NASDAQ National Market System.

     6.05 Obligations of Acquiror Sub. Acquiror shall take all action necessary to cause Acquiror Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

                                  ARTICLE VII

                               CLOSING CONDITIONS

     7.01 Conditions to Obligations of Each Party Under This Agreement. The respective obligations of each party to effect the Merger and the other transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable law:

          (a) No Action or Proceeding. There shall not have been instituted and there shall not be pending any action or proceeding by a Governmental Entity, and no such action or proceeding shall have been approved by a Governmental Entity with authority to institute such an action or proceeding, before any court of competent jurisdiction or governmental agency or regulatory or administrative body, and no order or decree shall have been entered in any action or proceeding before such court, agency or body of competent jurisdiction: (i) imposing or seeking to impose limitations on the ability of Acquiror to acquire or hold or to exercise full rights of ownership of any securities of the Company or any of its Subsidiaries; (ii) imposing or seeking to impose limitations on the ability of Acquiror to combine and operate the business and assets of the Company with any of Acquiror's Subsidiaries or other operations; (iii) imposing or seeking to impose other sanctions, damages or liabilities arising out of the Merger on Acquiror, Acquiror Sub, the Company or any of their officers or directors; (iv) requiring or seeking to require divestiture by Acquiror of all or any material portion of the business, assets or property of the Company and its Subsidiaries; or (v) restraining, enjoining or prohibiting or seeking to restrain, enjoin or prohibit the consummation of the Merger, in each case, with respect to clauses (i) through (iv) above, which would or is reasonably likely to result in a Company Material Adverse Effect at or prior to or after the Effective Time or, with respect to clauses (i) through
(v) above, which would or is reasonably likely to subject any of their respective officers or directors to any penalty or criminal liability. Notwithstanding the foregoing, prior to invoking the condition set forth in this section 7.01(a), the party seeking to invoke it shall have used its reasonable best efforts to have any such pending or approved action or proceeding withdrawn or dismissed or such order or decree vacated.

          (b) BHC Act, Wisconsin Law and Illinois Law. The applicable approvals and any applicable waiting periods under the BHC Act and the Wisconsin Law, Illinois Law and Wisconsin and Illinois banking laws shall have been received, waived or terminated and all notices required by such acts given.

          (c) Other Approvals or Notices. All other consents, waivers, approvals and authorizations required to be obtained from, and all filings or notices required to be made with, any Government Entity by Acquiror or the Company or any Subsidiary prior to consummation of the transactions contemplated in this Agreement (other than the filing and recordation of Merger documents in accordance with the Illinois Law) shall have been obtained from and made with all required Governmental Entities, except for such consents, waivers, approvals or authorizations which the failure to obtain, or such filings or notices which the failure to make, would not have a Company Material Adverse Effect prior to or after the Effective Time or an Acquiror Material Adverse Effect before or after the Effective Time or be reasonably likely to subject the Company, Acquiror, Acquiror Sub or any of their respective Subsidiaries or any of their respective officers, directors, employees, agents or representatives to substantial penalty or criminal liability.

          (d) The Merger Consideration shall not have been reduced by more than $100,000 solely as a result of any Net Worth Adjustment arising due to unrealized gains and losses in the Bank's portfolio of investment securities.

     7.02 Additional Conditions to Obligations of Acquiror and Acquiror Sub. The obligations of Acquiror and Acquiror Sub to effect the Merger and the other transactions contemplated in this Agreement are also subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part:

          (a) Representations and Warranties. Each of the representations and warranties of the Company contained in this Agreement shall have been true and correct in all material respects when made and the information contained therein, as updated by any Update Schedule, taken as a whole, shall not have materially adversely changed; each of the representations and warranties contained in this Agreement shall be true and correct in all material respects as of the Effective Time. Acquiror shall have received a certificate of the Chairman of the Board of Directors of the Company to that effect.

          (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, except to the extent failure to perform is caused by or is consented to by Acquiror or Acquiror Sub. Any material breach by the Company of its obligations under sections 5.01, 5.02, 5.05, 6.01 and 6.02 shall be deemed to be material noncompliance for purposes of this section 7.02(b). Acquiror shall have received a certificate of the Chairman of the Board and Secretary of the Company to that effect.

          (c) Consents Under Agreements. The Company shall have obtained the third-party consents described in subsection 6.02(b)(i), except those for which the failure to obtain such consents and approvals would not have a Company Material Adverse Effect prior to or after the Effective Time or an Acquiror Material Adverse Effect before or after the Effective Time, other than as contemplated by subsection 6.03(b)(i).

          (d) Opinion of Counsel. The Acquiror and the Acquiror Sub shall have received an opinion of Messrs. Barack, Ferrazano, Kirschbaum, Perlman & Nagelberg, counsel to the Company, addressed to Acquiror and Acquiror Sub, dated as of the Effective Time, and satisfactory in form and substance to Acquiror, Acquiror Sub and its counsel, to the following effect:

              (i) The Company is a corporation existing under the laws of the State of Illinois and, based solely on a certificate of the Secretary of State of Illinois, is in good standing in the State of Illinois. The Bank is an Illinois banking corporation existing under the laws of the State of Illinois. To the knowledge of such counsel, neither the Company nor the Bank [a] has failed to file with the Secretary of State during its most recently completed report year the required annual report; [b] is the subject of a proceeding under Illinois Statutes to cause its administrative dissolution; [c] is the subject of a determination by the Secretary of State that grounds exist for such action with respect to the Company or any Subsidiary; [d] is the subject of a filing with the Secretary of State for a decree of dissolution; and [e] is the subject of Articles of Dissolution filed with the Secretary of State. To the knowledge of such counsel, immediately prior to the Effective Time, the Company was the sole registered holder of record of the number of shares of stock or equity interests in its Subsidiaries as is set forth in the Agreement and the Company Disclosure Schedule with respect to section 3.03(d). The Company and its Subsidiaries have the corporate power to carry on their respective businesses as currently being conducted.

              (ii) The Agreement is a legal, valid and binding obligation of the Company [a] except as the Agreement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally; and [b] subject to general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies, regardless of whether considered in a proceeding in equity or at law. The execution, delivery and performance by the Company of the Agreement have been duly authorized by all necessary corporate action, including the requisite approval of the shareholders of the Company. Under the Illinois Business Corporation Law and the Company's Articles of Incorporation and By-Laws, the Company's shareholders and Board of Directors properly approved the Merger in accordance with the terms of the Agreement. Upon filing the Articles of Merger as contemplated by the Agreement, the Merger shall be effective under Illinois law.

        (iii) The execution and delivery of the Agreement and the performance by the Company of its terms do not [a] contravene or conflict with any provision of the Articles of Incorporation or By-Laws of the Company; or [b] violate any order, judgment or decree of any Wisconsin, Illinois or federal court or governmental instrumentality to which the Company is subject and of which such counsel has knowledge.

        (iv) The authorized capital stock of the Company consists of 10,000 shares of Company Common Stock, no par value per share, of which 1,000 shares are issued and outstanding, fully paid and nonassessable. To the knowledge of such counsel, the Company does not have outstanding any stock or securities convertible into or exchangeable for any shares of capital stock or any preemptive rights or other rights to subscribe for or to purchase, or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments, rights or claims of any other character relating to the issuance of, any capital stock or any stock or securities convertible into or exchangeable for any capital stock other than as set forth in [a] the Articles of Incorporation and [b] the Agreement or the Disclosure Schedules. To the knowledge of such counsel, except as set forth in the Articles of Incorporation and as set forth in the Agreement or the Disclosure Schedules, the Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of capital stock of the Company.

        (v) To the knowledge of such counsel, there are no preemptive rights of stockholders under the Articles of Incorporation of the Company or as a matter of law under the Business Corporation Law of Illinois with respect to the Agreement or the Merger.

        (vi) To the knowledge of such counsel, there is no action, suit, investigation or proceeding pending or threatened against the Company or any properties or rights of the Company by or before any court, arbitrator or administrative or governmental body which questions the validity of the Agreement or any action which has been or is to be taken by the Company thereunder.

        (e) Loan Losses. There shall not have been a material adverse change in the anticipated losses, net of anticipated recoveries, on loans outstanding from the Bank as compared to the allowance for loan losses shown on the Company Balance Sheet or the latest subsequent month-end statement delivered by the Company pursuant to section 3.07(d) hereof, to Acquiror, as required by generally accepted accounting principles and regulatory accounting standards, but in no event shall such allowance be maintained at a level or in a manner which is not at least consistent with past practice .

        (f) Employment Agreements. The Change of Control Agreement on behalf of Susan J. Dubs and Steven L. Finzel shall have been amended and restated in the form attached hereto as Exhibit 7.02(f).

        (g) No Change. From the date hereof to the Effective Time, there shall not have occurred any circumstance that results in a Company Material Adverse Effect.

        (h) Employee Benefits. Upon Acquiror's written request delivered to the Company on or prior to the Closing Date, the Company shall take all reasonable actions necessary to ensure that the benefits payable or accruing under any Employee Benefit Plan shall continue for one year after the Closing, all on terms reasonably satisfactory to Acquiror.

        (i) Financial Statements. The Acquiror shall have received audited financial statements of the Company and its Subsidiaries on a consolidated basis combined with RFS, as of September 30, 1996; and, if the Closing occurs after December 31, 1997, the Acquiror shall have received such financial statements as of September 30, 1997. Acquiror shall pay for the foregoing audit, and the resulting audited financial statements and report shall be the sole property of Acquiror, and the Company and its Subsidiaries will not be entitled to receive a copy of such audited financial statements or to otherwise use such statements in any manner.

        (j) Other Documents. The Acquiror shall have received such other customary documents, certificates, or instruments as the Acquiror may reasonably request.

        (k) Regulatory Approvals. The Acquiror shall have received all notices, approvals and nonobjection letters to, or from, Governmental Entities as shall be necessary to consummate the Merger and the other transactions contemplated by this Agreement.

          (l) Richmond Financial Services. All of the capital stock of RFS shall have been contributed to the Company by the holders thereof and there shall be no outstanding capital stock or other equity interests in RFS, or any options, warrants or other rights to acquire any of such capital stock, other than the shares held by the Company.

     7.03 Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger and the other transactions contemplated in this Agreement is also subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part;

          (a) Representations and Warranties. Each of the representations and warranties of Acquiror contained in this Agreement: (i) with respect to those representations and warranties that are qualified by reference to "materiality" or "Acquiror Material Adverse Effect," shall have been true and correct when made and shall be true and correct in all respects as of the Effective Time, as though made on and as of the Effective Time and (ii) with respect to all other representations and warranties shall have been true and correct when made and shall be true and correct in all material respects as of the Effective Time, as though made on and as of the Effective Time. The Company shall have received a certificate of the Chief Executive Officer and Chief Financial Officer of Acquiror to that effect.

          (b) Agreements and Covenants. Acquiror and Acquiror Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by each of them on or prior to the Effective Time. The Company shall have received a certificate of the Chief Executive Officer and Chief Financial Officer of Acquiror to that effect.

          (c) Opinion of Counsel. The Company shall have received an opinion of Messrs. Reinhart, Boerner, Van Deuren, Norris & Rieselbach, s.c., counsel to Acquiror and Acquiror Sub, addressed to the Company, dated as of the Effective Time, and satisfactory in form and substance to the Company and its counsel, to the following effect:

              (i) Acquiror is a corporation existing in good standing under the laws of the State of Wisconsin, based solely on a certificate of the
Wisconsin Secretary of State. Acquiror Sub is a corporation existing in good standing under the laws of the state of Wisconsin, based solely on a certificate of the Wisconsin Secretary of State. Acquiror owns, directly or indirectly, all of the
                                      40
capital stock of Acquiror Sub and all other subsidiaries set forth in Acquiror's reports and schedules.

         (ii) The execution, delivery and performance of the Agreement has been duly authorized by all requisite corporate action on the part of Acquiror and Acquiror Sub. The Agreement constitutes the legally valid and binding obligations of Acquiror and Acquiror Sub, enforceable in accordance with its terms, subject to the following qualifications: [a] the enforceability against Acquiror or Acquiror Sub of the Agreement in accordance with its terms may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally; [b] the enforceability of the Agreement is subject to the effect of general principles of equity and the possible unavailability of specific performance or injunctive relief regardless of whether considered in a proceeding in equity or at law; and [c] no opinion is expressed as to any provision of the Agreement providing for the indemnification of persons for liability under federal or other securities laws.

         (iii) To the knowledge of such counsel, there is no action, suit, investigation or proceeding pending or threatened against the Acquiror or any properties or rights of Acquiror by or before any court, arbitrator or administrator or governmental body which questions the validity of the Agreement or any action which has been or is to be taken by Acquiror thereunder.

     (d) Payment of Purchase Price. The Company shall have received written evidence of the delivery by Acquiror to the Paying Agent of all of the funds necessary to purchase all the Company Common Stock in accordance with the terms of this Agreement.

     (e) Regulatory Approvals. The Company shall have received copies of all notices, approvals and nonobjection letters to, or from, Governmental Entities as shall be necessary to consummate the Merger and the other transactions contemplated in this Agreement.

     (f) Other Documents. The Company shall have received such other customary documents, certificates, or instruments as the Company may reasonable request.

                                  ARTICLE VIII

                       TERMINATION, AMENDMENT AND WAIVER

     8.01 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of this Agreement and the Merger by the shareholders of the Company:

          (a) by mutual written consent of Acquiror and the Company;

          (b) by Acquiror in the event the conditions to Acquiror's obligations under Article VII shall not have been met or waived by Acquiror on or prior to December 31, 1997 (provided, however, that this date may be extended by the Company by written notice to Acquiror for not more than 60 days thereafter if the Merger shall not have been consummated as a direct result of the Company's having failed (i) to satisfy the conditions in subsection 7.01(b) or (c), (ii) to resolve any action or proceeding as required by subsection 7.01(a), or (iii) to cure any failure by the Company to perform in all material respects any other covenant or agreement required by this Agreement to be performed or complied with by the Company prior to the Effective Time which is capable of being cured), but only if Acquiror has not caused the condition giving rise to termination through its own action or inaction;

          (c) by the Company in the event the conditions to the Company's obligations under Article VII shall not have been met or waived by the Company on or prior to December 31, 1997 (provided, however, that this date may be extended by Acquiror by written notice to the Company for not more than 60 days thereafter if the Merger shall not have been consummated as a direct result of the Acquiror's having failed (i) to satisfy the conditions in subsection 7.01(b) or (c), (ii) to resolve any action or proceeding as required by subsection 7.01(a), or (iii) to cure any failure by Acquiror to perform in all material respects any other covenant or agreement required by this Agreement to be performed or complied with by Acquiror prior to the Effective Time which is capable of being cured), but only if the Company has not caused the condition giving rise to termination through its own action or inaction;

          (d) by either Acquiror or the Company if any decree, permanent injunction, judgment, order or other action by any court of competent jurisdiction or any Governmental Entity preventing or prohibiting consummation of the Merger shall have become final and nonappealable;

        (e) by Acquiror, if (i) the Board of Directors of the Company withdraws, modifies or changes in a manner materially adverse to Acquiror its recommendation of this Agreement or Merger or shall have resolved to do any of the foregoing, or (ii) the Board of Directors of the Company shall have recommended to the shareholders of the Company any proposed acquisition of the Company by any Person or any "group" (as such term is defined under section 13(d) of the Exchange Act) other than Acquiror and its Affiliates by [a] merger, consolidation, share exchange, business combination or other similar transaction, [b] purchase of all or a substantial part of the assets of the Company and its Subsidiaries, taken as a whole, or [c] the acquisition of more than 50% of the Company's outstanding equity securities (a "Competing Transaction") or resolved to do so, or (iii) a tender offer or exchange offer for 50% or more of the outstanding shares of capital stock of the Company is commenced, the Board of Directors of the Company, within 10 business days after such tender offer or exchange offer is so commenced, either fails to recommend against acceptance of such tender offer or exchange offer by its shareholders or takes no position with respect to the acceptance of such tender offer or exchange offer by its shareholders;

        (f) by Acquiror, if any Update Schedule contains material disclosures of any fact or condition which makes materially untrue, or shows to have been materially untrue, any representation or warranty by the Company in this Agreement, unless concurrently with the delivery of the Update Schedule, the Company represents and warrants that the disclosed fact or condition can and will be corrected prior to the Effective Time; provided, however, Acquiror may not terminate this Agreement pursuant to this Section 8.01(f) unless the fact or condition so disclosed would constitute a material breach of the applicable representation or warranty;

        (g) by the Company, if any Update Schedule contains material disclosures of any fact or condition which makes materially untrue, or shows to have been materially untrue, any representation or warranty by Acquiror in this Agreement, unless concurrently with the delivery of the Update Schedule, Acquiror represents and warrants that the disclosed fact or condition can and will be corrected, prior to the Effective Time; provided, however, the Company may not terminate this Agreement pursuant to these Section 8.01(g) unless the fact or condition so disclosed would constitute a material breach of the applicable representation or warranty; or

        (h) by the Company, if Acquiror fails to comply with the obligations set forth in the third sentence of section 6.02(a) of this Agreement.

     8.02 Effect of Termination. Subject to the remedies of the parties set forth in section 8.03, in the event of the termination of this Agreement pursuant to section 8.01, this Agreement shall forthwith become null and void, and, subject to sections 8.03(c) and (d), there shall be no liability under this Agreement on the part of Acquiror, Acquiror Sub or the Company or any of their respective officers or directors and all rights and obligations of each party hereto shall cease. The Acquiror's Confidentiality Agreement shall survive any termination of this Agreement.

     8.03 Expenses.

          (a) Except as provided in section 8.03(c), all Expenses incurred by the parties shall be borne solely and entirely by the party which has incurred the same.

          (b) "Expenses" as used in this Agreement shall include all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation printing and mailing of the shareholder meeting notice, and any registration statement, the solicitation of shareholder approvals and all other matters related to the closing of the transactions contemplated by this Agreement.

          (c) If the transactions contemplated herein are not consummated because the Agreement is terminated as a result of an Intentional Breach (as defined in subsection (e) of this Section 8.03) by Acquiror and at the time of such termination, the Company has delivered to Acquiror a written notice specifying the Intentional Breach as grounds for such termination ("Company Termination Notice"), then Acquiror shall pay to the Company, upon the Company's written demand (but in no event later than the third business day following Acquiror's receipt of the Company Termination Notice), the sum of $300,000. Such sum shall constitute liquidated damages and the receipt thereof shall be the Company's sole and exclusive remedy for such breach, or failure, by Acquiror and the resulting termination of this Agreement.

          (d) If the transactions contemplated hereunder are not consummated because the Agreement is terminated as a result of an Intentional Breach (as defined in subsection (e) of this Section 8.03) by the Company and at the time of such termination, the Acquiror has delivered to the Company a written notice specifying the Intentional Breach as grounds for such termination ("Acquiror Termination Notice") then the Company shall pay to Acquiror, upon

Acquiror's written demand (but in no event later than the third business day following the Company's receipt of the Acquiror Termination Notice), the sum of $300,000. The Company further agrees that if within one year after the Company's receipt of the Acquiror Termination Notice or the termination of this Agreement pursuant to section 8.01(e) the Company enters into an agreement with any party other than Acquiror providing for a Competing Transaction and the Competing Transaction contemplated by such agreement is consummated at any time thereafter then, upon Acquiror's written demand, in addition to the $300,000 paid by the Company following receipt of the Acquiror Termination Notice as provided above, the Company shall pay to Acquiror, within thirty (30) days following consummation of such Competing Proposal, an amount equal to 50% of the amount by which the aggregate consideration to be received in a Competing Transaction exceeds the Merger Consideration. Such sum, together with any payment which may be made pursuant to the first sentence of this section 8.03(d), shall constitute liquidated damages under this Agreement and the receipt thereof shall be Acquiror's sole and exclusive remedy for such breach, or failure, by the Company or as a result of the Competing Transaction and the resulting termination of this Agreement, provided, however, that the provisions of this section shall in no way limit Acquiror's rights against any such third party.

          (e) For purposes of this section 8.03, the term "Intentional Breach" shall mean any willful breach by the Company or Acquiror, as the case may be, of any of its representations, warranties or covenants under this Agreement or a willful failure by the Company or Acquiror, as the case may be, to cure a breach of any of its representations, warranties or covenants hereunder to the extent it is within the power of the Company or Acquiror, as the case may be, to cure such breach, provided that the failure of any condition in Article VII hereof shall not by itself constitute an Intentional Breach.

                                   ARTICLE IX

                               GENERAL PROVISIONS

     9.01 Survival of Representations and Warranties. The respective representations and warranties of the parties in this Agreement shall survive consummation of the Merger or termination of this Agreement for a period of two years; provided, however, that the representations provided in sections 3.01,
3.03 and 3.04 shall survive indefinitely. This section 9.01 shall have no effect upon any other obligations of the parties hereto, whether to be performed before or after consummation of the Merger.

     9.02 Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given or made upon receipt, if delivered personally, on the third business day following deposit in the U.S. mail if mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) or when sent by electronic transmission to the telecopier number specified below with receipt acknowledged:

                      (a) If to Acquiror or Acquiror Sub:

                          State Financial Services Corporation
                          10708 West Janesville Road
                          P.O. Box 467
                          Hales Corners, WI 53130-0467
                          Telecopier No:  414-425-8939
                          Attention:  Michael J. Falbo, President

                          With a copy to:


                         Reinhart, Boerner, Van Deuren,
                         Norris & Rieselbach, s.c.
                         1000 North Water Street, Suite 2100
                         P.O. Box 92900
                         Milwaukee, WI 53202-0900
                         Telecopier No:  414-298-8097
                         Attention:    Ulice Payne, Jr., Esq.
                                       James M. Bedore, Esq.


                     (b) If to the Company:

                         Richmond Bank
                         10910 Main Street
                         Richmond, IL 60071
                         Telecopier No: 847-855-7225
                         Attention:  Charles F. Wonderlic, Chairman

                         With a copy to:

                         Barack, Ferrazzano, Kirschbaum, Perlman & Nagelberg 333 West Wacker Drive, Suite 2700
                         Chicago, IL 60606
                         Telecopier No:  312-984-3150
                         Attention:  Edwin S. del Hierro, Esq.

     9.03 Amendment. This Agreement may be amended by the parties by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that after approval of this Agreement by the shareholders of the Company, no amendment may be made without further approval of such shareholders, if such amendment would reduce the amount or change the type of consideration into which each share of Company Common Stock shall be converted pursuant to this Agreement upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

     9.04 Waiver. At any time prior to the Effective Time, any party may (a) extend the time for the performance of any of the obligations or other acts of any other party, (b) waive any inaccuracies in the representations and warranties of any other party contained in this Agreement or in any document delivered pursuant to this Agreement, and (c) waive compliance by any other party with any of the agreements or conditions contained in this Agreement. Notwithstanding the foregoing, no failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by a party or parties to be bound thereby.

     9.05 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     9.06 Severability. If any term or other provision of this Agreement is finally adjudicated by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

     9.07 Entire Agreement. This Agreement (together with the Acquiror's Confidentiality Agreement, the Exhibits, the disclosure schedules to this Agreement and the other documents delivered pursuant hereto), constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.

     9.08 Assignment. This Agreement shall not be assigned, whether by operation of law or otherwise.

     9.09 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of and be enforceable by each party and its respective successors, and nothing in this Agreement, express or implied, other than pursuant to section 2.04 and section 6.06 or the right to receive the consideration payable in the Merger pursuant to Article II, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

     9.10 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Wisconsin, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

     9.11 Counterparts. This Agreement may be executed by facsimile and in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

                                        STATE FINANCIAL SERVICES CORPORATION

                                        BY /s/ Michael J. Falbo
                                          -----------------------------------
                                             Michael J. Falbo, President &
                                              Chief Executive Officer

                                        RBI, INC.

                                        BY   /s/ Michael J. Falbo
                                          -----------------------------------
                                             Michael J. Falbo, President &
                                              Chief Executive Officer

                                        RICHMOND BANCORP, INC.

                                        BY /s/ Charles F. Wonderlic
                                          -----------------------------------
                                          Charles F. Wonderlic, Chairman



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